Fifth Third to Acquire Peoples Bank Corporation in Indianapolis; Move Enhances Fifth Third's Indianapolis Presence, Continues Bank's Indiana Expansion

INDIANAPOLIS, July 12 -- Peoples Bank Corporation of Indianapolis (Nasdaq: PPLS) and its subsidiary, Peoples Bank and Trust Company, announced today a definitive agreement to be acquired by Fifth Third Bancorp (Nasdaq: FITB). Peoples Bank has $650 million in assets, $566 million in deposits and nine banking offices in Indianapolis.

The announcement comes on the heels of Fifth Third's definitive agreement to purchase CNB Bancshares in Evansville, Indiana, and its subsidiary, Civitas Bank, announced on June 16, 1999. The CNB acquisition will grow Fifth Third to the third largest bank in Indiana with combined total assets of $6.8 billion, deposits of $4.4 billion and 148 locations; while the purchase of Peoples will give Fifth Third a substantial market presence in Indianapolis, with $3 billion in assets, $1.5 billion in deposits and 50 full-service Banking Centers including 14 seven-day-a-week Bank Mart(R) locations.

The transaction is a tax-free stock-for-stock fixed exchange of 1.09 shares of Fifth Third common stock for each outstanding share of Peoples. The acquisition is expected to be completed, pending regulatory approval, during the fourth quarter, 1999. Additionally, Peoples Bank's systems are Year 2000 compliant.

Fifth Third Bancorp President & CEO George A. Schaefer, Jr. states, "Peoples Bank has a strong franchise that overlays nicely with our Indianapolis presence. They have built a good retail system for their customers and today are increasing their flexibility with over 600 more locations and over 1,300 fee-free Jeanie(R) ATMs! Peoples' customers will now have greater access to mortgages, installment loans, business loans, checking accounts, savings accounts, and certificates of deposit, as well as to build wealth through our investment advisors services."

William E. McWhirter, Chairman & CEO, Peoples Bank Corporation of Indianapolis, states, "Today's announcement represents a tremendous opportunity for our Indianapolis customers, and we are highly pleased to join forces with Fifth Third here in Indianapolis. Fifth Third has been our most worthy competition in Indianapolis, both for customers and employees. So, I believe they will be the best partner for our customers and for our staff. Fifth Third's financial strength and proven portfolio of products and services translates to more competitively priced loans and credit products for our customers, and their solid earnings history will enable us to deliver shareholder value."

Fifth Third Bank, Indiana President & CEO Michael J. Alley states, "With these locations, Fifth Third will now offer Indianapolis residents even greater convenience with 50 full-service Banking Centers, including 14 Bank Mart(R) locations open seven days a week in area Kroger stores. We welcome the opportunity to serve Peoples' customers with their banking and investment needs."

For the past 25 years, Fifth Third Bank has consistently increased its earnings at an average rate of 18.7% and risen to #8 among all public companies for their combined earnings and dividend growth consistency. During this time, Fifth Third has outperformed the S&P 500 Index by 13-fold and posted nine stock splits, while maintaining a high capital ratio and strong credit quality.

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company, which is Y2K ready, has $29.7 billion in assets, operates 12 affiliate banks with 483 full-service Banking Centers, including 106 Bank Mart(R) locations open seven days a week inside select grocery stores and 1,185 Jeanie(R) ATMs in Ohio, Kentucky, Indiana, Florida, Arizona, and Michigan. Fifth Third's financial strength continues to be recognized by rating agencies with deposit ratings of AA- and AA2, and commercial paper ratings of A1+ and Pl from Standard & Poor's and Moody's, respectively. Fifth Third operates four main businesses: Retail, Commercial, Investment Advisors, and Midwest Payment Systems, the Bank's data processing subsidiary. Investor information and press releases can be viewed at www.53.com; press releases are also available by fax at no charge by calling 800-758-5804, identification number 281775. The company's common stock is traded in the over-the-counter market through the Nasdaq National Market under the symbol "FITB".

SOURCE Peoples Bank Corporation of Indianapolis

CONTACT: William E. McWhirter, 317-237-8001, or Charles "Skip" Hageboeck, 317-237-8121, both of Peoples Bank Corporation of Indianapolis